Exhibit 99.1

NEWS RELEASE

CPS ANNOUNCES THIRD QUARTER 2025 EARNINGS

▪	Revenues of $108.4 million compared to $100.6 million in the prior year period
▪	Pretax income of $7.0 million compared to $6.9 million in the prior year period
▪	New contract purchases of $391.1 million in the quarter

LAS VEGAS, NV, November 10, 2025 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $4.9 million, or $0.20 per diluted share, for its third quarter ended September 30, 2025. This represents an increase compared to net income of $4.8 million, or $0.20 per diluted share, in the third quarter of 2024.

Revenues for the third quarter of 2025 were $108.4 million, an increase of $7.8 million, or 7.8%, compared to $100.6 million for the third quarter of 2024. Total operating expenses for the third quarter of 2025 were $101.4 million compared to $93.7 million for the 2024 period. Pretax income for the third quarter of 2025 increased to $7.0 million, from $6.9 million in the third quarter of 2024.

For the nine months ended September 30, 2025, total revenues were $325.1 million, an increase of approximately $36.9 million, or 12.8% compared to $288.2 million for the nine months ended September 30, 2024. Total operating expenses for the nine months ended September 30, 2025, were $304.3 million, compared to $268.1 million for the nine months ended September 30, 2024. Pretax income for the nine months ended September 30, 2025, was $20.8 million, compared to $20.1 million for the nine months ended September 30, 2024. Net income for the nine months ended September 30, 2025, increased to $14.3 million from $14.1 million for the nine months ended September 30, 2024.

For the nine months ended, CPS purchased $1.275 billion of new contracts compared to $1.224 billion during the first nine months of 2024. The Company's receivables totaled $3.760 billion as of September 30, 2025, an increase from $3.708 billion as of June 30, 2025, and an increase from $3.330 billion as of September 30, 2024.

Annualized net charge-offs for the third quarter of 2025 were 8.01% of the average portfolio as compared to 7.32% for the third quarter of 2024. Delinquencies greater than 30 days (including repossession inventory) were 13.96% of the total portfolio as of September 30, 2025, as compared to 14.04% as of September 30, 2024.

"We are pleased with the results for the third quarter," said Charles E. Bradley, Chief Executive Officer. "New loan origination volumes remain strong, which is driving top line revenue growth, while operational efficiencies continue to be achieved.”

Conference Call

CPS announced that it will hold a conference call on November 11, 2025, at 1:00 p.m. ET to discuss its third quarter 2025 operating results.

Those wishing to participate can pre-register for the conference call at the following link https://register-conf.media-server.com/register/BIe8f56c2169754318a431cab167afe726. Registered participants will receive an email containing conference call details for dial-in options. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the schedule start time. A replay will be available beginning two hours after conclusion of the call for 12 months via the Company’s website at https://ir.consumerportfolio.com/investor-relations.

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About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded figures representing allowances for remaining expected lifetime credit losses, its estimates of fair value (most significantly for its receivables accounted for at fair value), its provision for credit losses, its entries offsetting the preceding, and figures derived from any of the preceding. In each case, such figures are forward-looking statements because they are dependent on the Company’s estimates of losses to be incurred in the future. The accuracy of such estimates may be adversely affected by various factors, which include the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. Any or all of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to losses to be incurred in the future may affect future performance.

Investor Relations Contact

Danny Bharwani, Chief Financial Officer

949-753-6811

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenues:
Interest income	$107,166	$93,158	$314,462	$265,812
Mark to finance receivables measured at fair value	–	5,500	6,500	16,000
Other income	1,255	1,922	4,098	6,391
	108,421	100,580	325,060	288,203
Expenses:
Employee costs	22,465	24,162	71,860	72,303
General and administrative	13,421	13,276	40,147	40,288
Interest	59,098	50,056	172,720	138,735
Provision for credit losses	(712)	(994)	(2,472)	(4,579)
Other expenses	7,117	7,229	22,019	21,376
	101,389	93,729	304,274	268,123
Income before income taxes	7,032	6,851	20,786	20,080
Income tax expense	2,179	2,055	6,442	6,022
Net income	$4,853	$4,796	$14,344	$14,058

Earnings per share:
Basic	$0.22	$0.22	$0.66	$0.66
Diluted	$0.20	$0.20	$0.59	$0.58

Number of shares used in computing earnings
per share:
Basic	22,209	21,343	21,852	21,250
Diluted	24,046	24,153	24,187	24,340

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2025	2024
Assets:
Cash and cash equivalents	$9,388	$11,713
Restricted cash and equivalents	142,506	125,684
Finance receivables measured at fair value	3,624,941	3,313,767
Finance receivables, net	977	4,987
Other assets	31,964	37,717
	$3,809,776	$3,493,868

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$67,037	$70,151
Warehouse lines of credit	340,645	410,898
Residual interest financing	149,501	99,176
Securitization trust debt	2,916,439	2,594,384
Subordinated renewable notes	28,589	26,489
	3,502,211	3,201,098

Shareholders' equity	307,565	292,770
	$3,809,776	$3,493,868

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Operating and Performance Data ($ in millions)

	At and for the		At and for the
	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024

Contracts purchased	$391.06	$445.95	$1,275.29	$1,224.13
Contracts securitized	$433.50	$436.00	1,335.33	1,533.86

Total portfolio balance (1)	$3,760.32	$3,329.84	$3,760.32	$3,329.84
Average portfolio balance (1)	$3,745.33	$3,278.34	3,666.98	3,131.48

Delinquencies (1)
31+ Days	11.12%	11.25%
Repossession Inventory	2.84%	2.79%
Total Delinquencies and Repo. Inventory	13.96%	14.04%

Annualized Net Charge-offs as % of Average Portfolio (1)	8.01%	7.32%	7.67%	7.47%

Recovery rates (1), (2)	28.7%	29.1%	28.9%	31.1%

	For the				For the
	Three months ended				Nine months ended
	September 30,				September 30,
	2025		2024		2025		2024
	$(3)	%(4)	$(3)	%(4)	$(3)	%(4)	$(3)	%(4)
Interest income	$107.17	11.4%	$93.16	11.4%	$314.46	11.4%	$265.81	11.3%
Mark to finance receivables measured at fair value	–	0.0%	5.50	0.7%	6.50	0.2%	16.00	0.7%
Other income	1.26	0.1%	1.92	0.2%	4.10	0.1%	6.39	0.3%
Interest expense	(59.10)	-6.3%	(50.06)	-6.1%	(172.72)	-6.3%	(138.74)	-5.9%
Net interest margin	49.32	5.3%	50.52	6.2%	152.34	5.5%	149.47	6.4%
Provision for credit losses	0.71	0.1%	0.99	0.1%	2.47	0.1%	4.58	0.2%
Risk adjusted margin	50.04	5.3%	51.52	6.3%	154.81	5.6%	154.05	6.6%
Other operating expenses (5)	(43.00)	-4.6%	(44.67)	-5.4%	(134.03)	-4.9%	(133.97)	-5.7%
Pre-tax income	$7.03	0.8%	$6.85	0.8%	$20.79	0.8%	$20.08	0.9%

(1)  Excludes third party portfolios.

(2)  Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.

(3)  Numbers may not add due to rounding.

(4)  Annualized percentage of the average portfolio balance.  Percentages may not add due to rounding.

(5)  Total pre-tax expenses less provision for credit losses and interest expense.

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